EXHIBIT 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF LIFEPOINT HOSPITALS, INC.

LifePoint Hospitals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors on April 15, 2015, resolutions were duly adopted setting forth an amendment of the Amended and Restated Certificate of Incorporation of said corporation and declaring said amendment to be advisable.  Pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware, no meeting or vote of stockholders is required to adopt the proposed amendment. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing Article FIRST thereof so that, as amended, said Article FIRST shall be and read as follows:

FIRST:  The name of the Corporation is LifePoint Health, Inc.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That this certificate of amendment shall be effective at 12:01 a.m. on May 8, 2015.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 4TH day of May 2015.

By:	/s/ Christy Sawyer Green

Name:	Christy Sawyer Green

Title:	Vice President and Corporate Secretary